Exhibit 99.2

Item 6. Selected Financial Data

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollar amounts in thousands, except per share data)

	Year Ended December 31,
	2011(4)	2010 (As revised)	2009	2008	2007
Statement of Operations Data:
Contract revenue	$1,615,040	$1,125,072	$1,185,809	$1,730,667	$928,927
Operating expenses (income):
Contract	1,472,420	995,332	1,046,144	1,499,084	823,526
Amortization of intangibles	15,681	9,724	6,515	10,420	794
General and administrative	134,745	112,371	79,971	110,034	66,708
Goodwill impairment	178,575	60,000	—	62,295	—
Changes in fair value of contingent earn-out liability	(10,000)	(45,340)	—	—	—
Settlement of project dispute	8,236	—	—	—	—
Other charges	105	3,771	12,694	—	—
Acquisition costs	—	10,055	2,499	—	660
Government fines	—	—	—	—	22,000

Operating income (loss)	(184,722)	(20,841)	37,986	48,834	15,239
Interest expense, net	(45,117)	(27,677)	(8,360)	(9,049)	(6,096)
Other, net	(430)	1,649	(674)	861	(4,332)
Loss on early extinguishment of debt	(6,304)	—	—	—	(15,375)

Income (loss) from continuing operations before income taxes	(236,573)	(46,869)	28,952	40,646	(10,564)
Provision (benefit) for income taxes	(32,293)	(31,048)	7,528	17,028	15,391

Income (loss) from continuing operations	(204,280)	(15,821)	21,424	23,618	(25,955)
Income (loss) from discontinued operations net of provision for income taxes	(88,541)	(20,008)	(1,784)	21,850	(23,786)

Net income (loss)	(292,821)	(35,829)	19,640	45,468	(49,741)
Less: Income attributable to noncontrolling interest	(1,195)	(1,207)	(1,817)	(1,836)	(2,210)

Net income (loss) attributable to Willbros Group, Inc.	$(294,016)	$(37,036)	$17,823	$43,632	$(51,951)

Reconciliation of net income (loss) attributable to Willbros Group, Inc.
Income (loss) from continuing operations	$(205,475)	$(17,028)	$19,607	$21,782	$(28,165)
Income (loss) from discontinued operations	(88,541)	(20,008)	(1,784)	21,850	(23,786)

Net income (loss) attributable to Willbros Group, Inc.	$(294,016)	$(37,036)	$17,823	$43,632	$(51,951)

Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$(4.33)	$(0.40)	$0.51	$0.57	$(0.96)
Discontinued operations	(1.86)	(0.47)	(0.05)	0.56	(0.81)

Net income (loss)	$(6.19)	$(0.87)	$0.46	$1.13	$(1.77)

Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$(4.33)	$(0.40)	$0.50	$0.56	$(0.96)
Discontinued operations	(1.86)	(0.47)	(0.05)	0.56	(0.81)

Net income (loss)	$(6.19)	$(0.87)	$0.45	$1.12	$(1.77)

Cash Flow Data:
Cash provided by (used in):
Operating activities	$11,713	$46,871	$47,304	$179,071	$(15,793)
Investing activities	58,376	(404,651)	(34,036)	(11,725)	(150,601)
Financing activities	(147,296)	297,795	(28,481)	(47,469)	219,340
Effect of exchange rate changes	(449)	2,402	6,135	(5,001)	2,297
Balance Sheet Data (at period end):
Cash and cash equivalents	$58,686	$134,305	$196,903	$189,465	$91,053
Working capital from continuing operations	172,452	255,044	274,326	263,680	197,563
Total assets(3)	861,771	1,270,345	728,378	787,344	778,391
Total liabilities(3)	630,193	746,805	240,383	343,209	375,666
Total debt	268,794	387,928	103,875	119,988	136,793
Stockholders’ equity	231,578	523,540	487,995	444,135	402,725
Other Financial Data (excluding discontinued operations):
12 Month Backlog (at period end)(1)	$865,124	$809,632	$388,903	$588,898	$1,235,363
Capital expenditures, excluding acquisitions	10,864	16,121	11,082	46,695	66,622
Adjusted EBITDA from continuing operations(2)	45,106	67,797	99,138	157,049	20,192
Number of employees (at period end):	8,810	7,260	3,714	6,512	5,475

(1)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured. MSA backlog is estimated for the remaining terms of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based on ongoing communications.
(2)	Adjusted EBITDA from continuing operations is included in this Form 10-K because it is one of the measures through which we assess our financial performance. Adjusted EBITDA from continuing operations is not calculated or presented in accordance with U.S. GAAP. For a definition of Adjusted EBITDA from continuing operations, a reconciliation of Adjusted EBITDA from continuing operations to income (loss) from continuing operations (its most directly comparable financial measure calculated and presented in accordance with U.S. GAAP), and additional information regarding this non-GAAP financial measure, see Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Other Financial Measures – Adjusted EBITDA from Continuing Operations.”
(3)	The Company revised its previously reported consolidated balance sheet as of December 31, 2010 to correct errors in the deferred income tax balances and associated goodwill recorded in connection with the acquisition of InfrastruX. In the aggregate, these errors resulted in an overstatement of goodwill and deferred income tax liabilities of approximately $15,157.
(4)	The Company recorded adjustments during the year ended December 31, 2011 to correct errors primarily related to income taxes and revenue for years preceding 2011. The tax adjustments related to errors in the calculation of the income tax provision and the over-accrual of interest associated with uncertain tax positions for the years 2007 through 2010. Revenue was overstated as a result of the use of incorrect data for two contracts in the Company’s Oil & Gas segment in 2010. The net impact of these adjustments was an increase to pre-tax loss in the amount of $1,208, a decrease to the income tax benefit from continuing operations in the amount of $1,407 and an increase to net loss in the amount of $2,615 for the year ended December 31, 2011. These adjustments did not have any impact on the Company’s loss from discontinued operations. The Company does not believe these adjustments are material individually or in the aggregate to its consolidated financial statements for the year ended December 31, 2011, nor does it believe such items are material to any of its previously issued financial statements.

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